Exhibit 99.2



                        Report of Independent Accountants



To the Board of Directors of Ford Motor Credit Company:

Re: Second Amended and Restated Transfer and Servicing Agreement among Ford Credit Floorplan Corporation, as Transferor, Ford Credit Floorplan Master Owner Trust A, as Issuer, Ford Motor Credit Company, as Servicer, dated as of September 1, 2005

We have examined management's assertion about Ford Motor Credit Company and its subsidiaries' ("Ford Credit") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), to the extent such procedures are applicable to the requirements of the Agreement identified above ("minimum servicing standards") as of and for the year ended December 31, 2005 included in the accompanying management assertion (see Exhibit I). Management is responsible for Ford Credit's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about Ford Credit's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Ford Credit's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of Ford Credit's compliance with the minimum servicing standards.

In our opinion, management's assertion that Ford Credit has complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.



/s/ PricewaterhouseCoopers LLP

March 13, 2006

                                                                       Exhibit I



Ford Motor Credit Company                                    One American Road
                                                             P.O. Box 1732
                                                             Dearborn, MI  48121




                  Management's Assertion Concerning Compliance
                     with USAP Minimum Servicing Standards


March 7, 2006

Re: Second Amended and Restated Transfer and Servicing Agreement among Ford Credit Floorplan Corporation, as Transferor, Ford Credit Floorplan Master Owner Trust A, as Issuer, Ford Motor Credit Company, as Servicer, dated as of September 1, 2005


As of and for the year ended December 31, 2005, Ford Motor Credit Company and its subsidiaries have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), to the extent such procedures are applicable to the requirements of the agreement identified above.





/s/ Terry Chenault
-----------------------------------------
President of Global Operations Technology




/s/ Neil Schloss
-----------------------------------------
Assistant Treasurer